Filed pursuant to Rule 424(b)(3)
File No. 333-290753

CIBC PRIVATE LENDING STRATEGIES
(the “Fund”)

Class I Shares (CPLCX)

August 6, 2026

Supplement to the Prospectus dated June 18, 2026

This Supplement provides new and additional information beyond that contained in the Prospectus and should be read in conjunction with the Prospectus.

Effective immediately, the following disclosure will replace the “PURCHASE TERMS” section beginning on page 63 of the Prospectus:

PURCHASE TERMS

The minimum initial investment in Class I Shares by any investor is $50,000. The minimum additional investment in Class I Shares by any investor is $5,000. However, the Fund, in its sole discretion, may accept investments below this minimum. Shares may be purchased by principals and employees of the Investment Manager or its affiliates and their immediate family members without being subject to the minimum investment requirements.

Class I Shares is not subject to an initial sales charge.

Shares will generally be offered for purchase on each Business Day, except that Shares may be offered more or less frequently as determined by the Fund in its sole discretion. The Board may also suspend or terminate offerings of Shares at any time.

Except as otherwise permitted by the Board, initial and subsequent purchases of Shares will be payable in cash. Orders will be priced at the appropriate price next computed after the order is received by the Administrator. The Fund reserves the right, in its sole discretion, to accept or reject any subscription to purchase Shares in the Fund at any time. In the event that cleared funds and/or a properly completed investor application are not received from a prospective investor prior to the cut-off times pertaining to a particular offering, the Fund may hold the relevant funds and investor application for processing in the next offering.

In general, an investment will be accepted if a completed investor application and funds are received in good order in advance of the cut-off dates identified in a particular offering. The Fund reserves the right to reject, in its sole discretion, any request to purchase Shares in the Fund at any time.

Investors may also buy Shares of the Fund through financial intermediaries and their agents that have made arrangements with the Fund and are authorized to buy Shares of the Fund. Orders will be priced at the appropriate price next computed after it is received by a financial intermediary or the financial intermediary’s authorized designee and accepted by the Fund. A financial intermediary may hold Shares in an omnibus account in the financial intermediary’s name or the financial intermediary may maintain individual ownership records. The Fund may pay the financial intermediary for maintaining individual ownership records as well as providing other shareholder services. Financial intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their financial intermediary to determine if it is subject to these arrangements. Financial intermediaries are responsible for placing orders correctly and promptly with the Fund and forwarding payment promptly. Orders transmitted with a financial intermediary or the financial intermediary's authorized designee before the close of regular trading (generally 4:00 p.m. Eastern Time) on a day that the NYSE is open for business, will be priced based on the Fund’s NAV per Share of that Class next computed after it is received by the financial intermediary or the financial intermediary’s authorized designee. Investors may be charged a fee if they effect transactions through an intermediary, broker or agent.

The Fund has authorized one or more brokers to receive on its behalf purchase and repurchase orders. Such brokers are authorized to designate other intermediaries to receive purchase and repurchase orders on the Fund’s behalf. The Fund will be deemed to have received a purchase or repurchase order when an authorized broker, or if applicable, a broker’s authorized designee, receives the order. Customer orders will be priced at the Fund’s NAV next computed after they are received by an authorized broker or the broker’s authorized designee. Investors may be charged a fee if they effect transactions through an intermediary, broker or agent.

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Please retain this Supplement for future reference.